Exhibit 99.2

Bakers Footwear Group, Inc.
Excerpts of Fourth Quarter 2011 and Fiscal 2011 Results Conference Call Transcript
April 30, 2012

Operator

Greetings, and welcome to the Bakers Footwear Group, Inc.'s fourth-quarter and fiscal year 2011 results conference call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. (Operator Instructions). As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Miss Allison Malkin of ICR. Thank you. Miss Malkin, you may begin.

Allison Malkin

Thank you. Good morning, everyone. Before we get started I would like to remind you of the Company's Safe Harbor language, which I'm sure you're all familiar with.
The statements contained in this conference call which are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those suggested in such statements due to a number of risks and uncertainties which are described in the Company's filings with the SEC.   And now I would like to turn the call over to Bakers' Chairman, President and CEO, Peter Edison.

Peter Edison

Thank you, Allison. Good morning, everyone; thank you for joining us to discuss our fourth-quarter and fiscal 2011 results. With me today is Charlie Daniel, our Chief Financial Officer. For this morning's call I'll review our fourth-quarter and fiscal 2011 results and provide an update on the initiatives we believe position our Company for improved operating performance in 2012. Charlie will then review our financials in more detail. After my closing remarks we will open the call to answer the questions you have for us today.

As we communicated in December, our fourth-quarter performance was impacted by a difficult dress boot season which led to lower sales and higher markdowns as compared to the prior year. On a positive note, we achieved profitability as we benefited from income earned from the sale of our Wild Pair trademark.

We ended the quarter with inventory that is current and aligned with our sales expectations as we enter fiscal 2012. This, along with the benefit of our margin improvement and cost savings program, positions us to reduce markdown and improve our performance in the first half of the year.

In total, for the fourth quarter, net sales declined 8% to $53.6 million from $58.2 million in the third quarter last year. Comparable store sales decreased 7.1% following a comparable store sales increased of 2.6% last year. We saw strength in casual boots, casual sport footwear and in our exclusive H by Halston and Wild Pair brand.

Our net income was $3.4 million or $0.36 per diluted share compared to net income of $5.2 million or $0.54 per diluted share in the fourth quarter last year. For the full year net sales were $185 million compared to $185.6 million for the 52 weeks ended January 29, 2011, reflecting the [net] closure of five stores as part of our efforts to improve sales productivity and operating performance through the selective closure of stores.

Comparable store sales increased 1.3% compared to a 1.7% increase in fiscal 2010 driven by a favorable response to our Spring and Summer sandal assortments and the success of our exclusive brands. Our net loss was $11 million or $1.18 per share compared to a net loss of $9.3 million or $1.14 per share in fiscal 2010.

The fourth quarter and full year included progress towards our long-term goals. And, despite the disappointing dress boot category, we remain confident that our strategies position us for improved results in the future. To this end we saw very strong growth in our multi-channel sales with eCommerce sales up 51% in the fourth quarter and 31% for the year.

Our multi-channel sales include our BakersShoes.com website, mobile platform, our micro-sites for H by Halston and Wild Pair, our call center and special order sales as well as Amazon.com. This growth was fueled by an improved in-stock position versus the prior year and a strong reception to our fashion across categories and brands.

We expect continued favorable momentum from multi-channel sales as we continue to grow our social media efforts, reaching our brands and our fashion. Our H by Halston, Wild Pair and Bakers brands continue to resonate with consumers and are providing our customers with great fashion with brands that differentiate us from our mall peers. They, along with our multi-channel sales, represent the cornerstones of our long-term sales growth strategy.

When we realized we had a weak boot season in front of us we established a broad strategy designed to make substantial progress towards returning the Company to profitability despite a climate of moderating sales. This strategy included $10 million of margin improvements and cost cuts for 2012, an inventory reduction program designed to speed turns and reduce markdown, and continued strong growth in multi-channel sales.

We are executing this strategy with cost cuts in marketing, payroll, freight, travel, discount programs and administrative expenses that will be in place for all of 2012. Our inventory reduction positions us for stronger terms and higher gross margins despite lower sales. Our comp sales were 2.7% lower in Q1, but our inventory is ending the quarter down approximately 15%.

We remain committed to and focused on improving the overall performance of our Company and firmly believe that the strategies we have in place will assist us to achieve this goal. We are currently experiencing a favorable reception to our spring offering led by strength in casual, open toe footwear. We also expect to benefit from a reduction in markdowns and expenses driven by our heightened inventory discipline and our margin improvement and cost savings program.

We are pleased to have renegotiated the maturities of our subordinated convertible debentures, rescheduling the annual principal payment from beginning in June 2012 to beginning in February 2013 while increasing the interest rate to 13% from 12%.

As it relates to the first quarter, our comparable store sales are down 2.7% with the quarter closing this past Saturday. Our first-quarter sales performance reflected strength in open toe footwear with excitement in casual fabrications and naturals offset by the impact of clearing our dress boot inventory. The solid performance of open toe footwear has us encouraged as this category becomes a larger percentage of our overall mix in the second quarter as the spring and summer seasons progress.

We expect our strategies to result in improved operating performance in the first half of 2012, even with a negative comparable store sales trend, as we prudently manage inventory and focus on turns. Now I would like to turn the call over to Charlie to review our financials in more detail.

Charlie Daniel

Thank you, Peter. For the fourth quarter, the 13 weeks ended January 28, 2012, net sales decreased 8% to $53.6 million from $58.2 million in the 13 weeks ended January 29, 2011. Comparable store sales decreased 7.1% following an increase of 2.6% in the fourth quarter last year.

Gross profit was $16.2 million or 30.2% of net sales, down from $20.6 million or 35.3% of net sales in the fourth quarter last year. The decrease reflects increased promotional activity in our boot category to allow the Company to end the year well positioned for the spring season.

Selling expenses decreased to $10.9 million or 20.4% of net sales from $11.4 million or 19.5% of net sales in the fourth quarter last year. The 3.8% decrease was primarily related to lower store payroll and depreciation expense.

General and administrative expenses for the fourth quarter of 2011 increased 14.6% to $4.3 million from $3.7 million in the prior year primarily as a result of higher group health insurance costs and legal expenses. As a percentage of sales general and administrative expenses increased to 8% from 6.4% last year.

The decrease in fourth-quarter net sales and lower gross profit drove fourth-quarter operating income to decline $1.6 million to $3.9 million compared to $5.5 million in the fourth quarter of 2010. Our fourth-quarter 2011 operating income included a $3.8 million net gain on the sale of the Wild Pair trademark, partially offset by $950,000 in impairment expense related to non-cash charges associated with certain underperforming stores.

Net income was $3.4 million or $0.36 per diluted share compared to $5.2 million or $0.54 per diluted share in the fourth quarter last year. For the fiscal year 2011 net sales were $185.1 million compared to $185.6 million in fiscal year 2010. Comparable store sales increased 1.3% following an increase of 1.7% in fiscal 2010.

Gross margin was $46.3 million or 25% of net sales, down from $49.6 million or 26.7% of net sales last year. The decline in gross margin dollars resulted from increased promotional activity as compared to last year.

Operating loss for 2011 was $9.2 million and included a $3.8 million gain on the sale of the Wild Pair trademark in the fourth quarter and $1.9 million of non-cash impairment charges associated with certain underperforming stores recognized in the second half. This compared to an operating loss of $7.5 million in 2010 which included a $1.4 million non-cash impairment charge.

Net loss for the full year was $11 million or $1.18 per share in 2011 compared to a net loss of $9.3 million or $1.14 per share in fiscal 2010.

Turning to the balance sheet, inventories at the end of fiscal year 2011 were $24.4 million, down from $25.9 million at the end of 2010. Accounts payable increased to $20.8 million from $16 million last year. The balance on our revolving credit facility increased to $11.6 million from $10.4 million last year and our availability under the facility was $1.6 million at year end.

Capital expenditures for fiscal 2011 were $2.8 million compared to $1 million in the prior year period. This increase is primarily attributable to furniture fixtures and leasehold improvements for new and remodeled stores during the year. Now I will turn the call back over to Peter for closing remarks.

Peter Edison

Thank you, Charlie. In conclusion, despite the extremely weak dress boot season for fall, we did advance our long-term goals in fiscal 2011 with the period representing our fourth consecutive year of positive comparable store sales gains and progress towards our strategic objectives.

We're beginning 2012 in a strengthened position and expect to realize expansion in gross margin and lower expenses as we maintain stringent inventory discipline and realize our cost saving goals. We remain confident in our strategies and our ability to restore the Company to profitability and increased value for our shareholders.

With that I would now like to turn the call over to the operator to begin the question-and-answer portion.

Operator

 (Operator Instructions). Steve Marotta, C.L. King & Associates.

Steve Marotta

I have a couple of questions on inventory. As it relates to the ending inventory of $24.4 million versus $25.9 million last year, can you quantify the amount of clearance? You mentioned that it's on balance better and more current. But can you quantify that in any fashion what percent is clearance or what percent is age versus last year?

Peter Edison

Let me say this about clearance. We run our clearance in January and February, so the middle of January period is sort of in the middle. But once we got past the February portion of the final clearance our inventory was about 10% lower due to lower carryover from the prior year. So I hope that answers your question. The exact January portion I'm not sure, but I know that by the time we were through with our clearance in February we were at 10% less inventory on a carryover basis.

Steve Marotta

Okay. And that actually leads to my next question which is where do you expect to end the first quarter from an inventory standpoint on a year-over-year basis percent. I assume it's going to be a percentage of decline again. Where do you (multiple speakers)?

Peter Edison

We expect to be 15% below.

Steve Marotta

At the end of the quarter?

Peter Edison

Correct.

Steve Marotta

Great. Thank you very much.

Peter Edison

Thanks, Steve.

Operator

Sam Poser, Sterne, Agee.

Sam Poser

I have a couple questions. Number one, can you talk about your definition of dress boots? Because I mean, there was a lot of casual boots like riding boots and stuff like that that did very well last year out in the marketplace and then the cold weather stuff did not do well. Can you sort of tell me exactly what you're referring to there?

Peter Edison

Dress boots really is anything on a heel maybe greater than a couple of inches.

Sam Poser

Okay, and then I'd love to know how your planning processes have evolved over the years, I mean as far as planning your sales and looking at what's hot in the market and planning on a go-forward basis. Because there's been to a degree some roller coaster in the top-line numbers over the years. And I just wanted to know how that might have evolved over the last few years; we spoke about that some time ago.

Peter Edison

Yes, I mean it really hasn't evolved much, it's primarily the roller coaster is inherent in our niche, the fashion niche and our planning system operates really as an early warning inventory control function which tracks by sub department the trends in each sub department. And when a sub department begins to weaken you really trend that out really for almost six to nine months from that date and reduce sales and inventory in that weakening department in accordance with its seasonality.

The real trick in the business -- I don't know if I'm going to get at what you're implying -- is to come up with a category that replaces the appropriate reduction of a downward trending fashion category, the crucial skill that we have and we did really well. We did that with dress boots. But you really want to be able to replace it ideally. What happened to us, the casual boots were good but they were not nearly as good as they should have been given the very warm season that we had.

Sam Poser

When we had spoken a long time ago about this you discussed as a fashion brand (inaudible) making it difficult to use last year's activity to forecast the future activity. And I'm sort of that's where I'm going. How much has that changed with systems and so on and so forth?

Peter Edison

Well, I mean we do trend everything off of last year because, despite fashion, there's a huge amount of weather and lifestyle seasonality that doesn't change. There are dressy times of year, there are casual times of the year, there are the holiday periods, there are cold weather, warm weather, so we do view last year as the basis on which you execute your plans. So I don't -- I'm sorry if I'm being dense, I don't --.

Sam Poser

I think we had talked -- we were talking at the time about color and so on and about maybe what stores sell which colors, what sizes better and so on, what heel height is better and using that -- I'm talking about that kind of a history to understand who's coming and who's going on a -- by location really.

Peter Edison

Well, we definitely do that by location and by groups, we don't actually use locations, we use cluster groups of stores. And so, you really have planning that occurs in two different levels, you're planning as a company that occurs in the total. But when we're through that we do have some stores downgraded significantly, other stores rising significantly based on a variety of factors including fashion management, trends, local economic trends and so forth.

Sam Poser

Got you. Well, thank you very much and good luck.

Peter Edison

Thanks, Sam.

Operator

Ivan Zwick, Raymond James Financial.

Ivan Zwick

My questions are on the $10 million plan you have for this year (multiple speakers) combination of increased gross margins and expenses cutting. Now we're through the first quarter of the new year; can you give me a dollar amount what that looks like that's going to be in the first quarter?

Peter Edison

Well, no, we only have a piece of the first quarter in, but I don't have any reason to expect it will be any different than what I alluded to before, which is roughly $2 million across the quarters because the fourth quarter is a little bigger.

It won't be exactly that but that's roughly -- some of the cuts are sort of over the course of the calendar and other cuts go with sales. And so, because of that there's a chunk of it that's spread evenly and a piece of it that it goes with the sales and the sales are strongest in the fourth quarter.

Ivan Zwick

Well, what you've talked about first quarter, the sales, it sound like we'll have a pretty decent improvement over last year's results for first quarter.

Peter Edison

We expect that.

Ivan Zwick

Yes. And then, see if I'm not anticipating anything wrongly. In the second quarter, if we average about $2 million in what we lost last year in second quarter I would think you'd have a reasonable chance of very possibly being profitable the second quarter, is that feasible or not?

Peter Edison

It's feasible. It all depends on sales.

Ivan Zwick

Okay, yes, I would (inaudible). But it's going to be loaded in the last quarter with doing a $4 million --?

Peter Edison

Correct.

Ivan Zwick

Correct. Okay, well that sounds like you're on the right track and I wish you lots of success going forward.

Peter Edison

Thank you, Ivan.

Operator

(Operator Instructions). Bruce Galloway, Galloway Capital.

Bruce Galloway

Where exactly are you with regard to the $10 million in cuts? Have you gotten commitments, have you got approvals for those $10 million? I mean that's going to mean 5.5 percentage points to the bottom line. Where are you exactly with that?

My second question is, how do you kind of like smooth out this roller coaster in the fashion which is -- I mean, is there any way you could -- I mean, for the last two or three years you got one quarter up with right fashion, one quarter down with wrong fashion and it's up and down and up and down. Is there any way to try to diversify the product line and kind of smooth out those fashion glitches and ups and downs?

Peter Edison

Yes, first -- to answer your first question we have fully planned out the $10 million in cuts. What happened four years ago when we executed $12 million of cuts is that we ended up achieving between $8 million and $9 million of those cuts because things happened over the course of the year and some of them, even though you execute it, doesn't mean it saves you, it might cost you in some other area that you don't realize.

So when I say we have $10 million in cuts, I can't promise you that it will all come to the bottom line, even though we have executed every strategy that we need to in order to make that happen. Some things have to happen, it has to -- they have to. For example, cuts in payroll have to not hurt sales.

Cuts in marketing expenses have to not hurt sales. Things like that that -- we've executed the cut portion but bringing it all to the bottom line is the challenge and it's a management challenge that we face and we work on every day. It's not the cut that's hard; it's bringing it all to the bottom line.

On your second question, there are a number of things you can do, but none of them will ever take away the wild swings in our business because we are -- the nature of our niche is one that is the highest fashion niche out there. It's what we do and so that is going to cause swings, the two things that you need to do, one, you need some upswing to offset the downswing, that goes with the territory -- if you don't have the upswings then the downswings are all negative.

And second, yes, you want to try and broaden your product mix, your assortment, your target customers that you're going after and even the venues that you sell in. And so, for example, our push on the Web on eCommerce and the rapid growth will soften that.

The push with our multi -- with our new brands which expand our customer breadth somewhat will help that; anything else we can do with new product categories would help that. And that is certainly something that would be important to us because we're not going to cut our way to long-term health, we're going to cut our way to short-term health and we have to grow the top-line for long-term health. So you're focused on the right question.

Operator

(Operator Instructions). It appears there are no further questions at this time. I would like to turn the floor back over to management for any closing comments.

Peter Edison

Okay. Take care, everybody, thanks for joining us and we'll look forward to speaking with you when we report our first-quarter results in June.